Exhibit 10.1
Executed Version

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

AIRCASTLE ADVISOR LLC
RETIREMENT AND CONSULTING AGREEMENT
Date:     October 18, 2024.
Executive:     Christopher L. Beers (“Mr. Beers”).
Company:     Aircastle Advisor LLC (the “Company”).
Employment Agreement: The Company and Mr. Beers are party to that certain
Employment Agreement dated as of October 31, 2017, as amended as of December 19, 2019 and May 20, 2021 (the “Employment Agreement”). Capitalized terms used but not otherwise defined in this Retirement and Consulting Agreement (this “Agreement”) shall have the meaning set forth in the Employment Agreement.
Retirement:     Mr. Beers’ employment with the Company shall terminate
by reason of his retirement on February 28, 2025 (such             termination of employment, the “Retirement,” and such employment termination date, the “Retirement Date”).
Mr. Beers’ Retirement shall not be deemed to be a termination of his employment by the Company without Cause or by Mr. Beers for Good Reason or as a result of the Company’s non-renewal of the Term for purposes of the Employment Agreement or any other agreement between the parties.
Transition:     From the date of this Agreement until the Retirement
Date, Mr. Beers shall continue to be employed by the Company on a full-time basis as the Company’s Chief Legal Officer in accordance with the terms and conditions of the Employment Agreement.
Upon the Retirement Date, Mr. Beers hereby agrees to resign as the Company’s Chief Legal Officer and from any other position that he then holds as an officer or director of the Company or any of its affiliates; provided that, following the Retirement Date, Mr. Beers will be engaged by the Company as an independent consultant in the role of “Senior Advisor” as described below.
From the date of this Agreement until the Retirement Date, subject to his continued employment through the Retirement Date, Mr. Beers will continue to receive his base salary at the annual rate of [***] and all other components of his usual and customary compensation and benefits, except that:
(i)Mr. Beers will not receive the grant of any Cash LTI Award in fiscal year 2025 or in any fiscal year thereafter; and
(ii)provided that the General Release (as defined below) becomes effective, Mr. Beers will be eligible to receive an Annual Bonus for performance in fiscal year 2024 (i.e., March 1, 2024 to February 28, 2025) in the target amount of [***] , the actual amount of which will be determined by the Company based on actual performance as determined in good faith by the Board and calculated in a manner that is consistent with Company practices as applied to similarly-situated Company executives and paid no later than May 15, 2025 (the “2024 Annual Bonus”).
The parties agree that no severance payments will be payable as a result of Mr. Beers’ Retirement or the execution, performance or termination of this Agreement, other than payment of the Accrued Benefits in accordance with Section 5 of the Employment Agreement.
Cash LTI Awards:     Mr. Beer’s Retirement shall constitute a “Qualifying
Retirement” for purposes of the Cash LTI Awards previously granted to him on each of May 21, 2023 and April 17, 2024 (collectively, the “2023 and 2024 Cash LTI Awards”), such that the 2023 and 2024 Cash LTI Awards shall remain outstanding and eligible to vest on the applicable vesting dates in accordance with their terms and conditions, provided that (i) Mr. Beers remains in continuous employment through the Retirement Date, (ii) the General Release becomes effective, and (iii) as required by the applicable Cash LTI Award agreements, Mr. Beers does not serve as an executive officer (or in any other senior commercial role) of any commercial jet aircraft leasing company prior to the applicable vesting dates of such 2023 and 2024 Cash LTI Awards. For the avoidance of doubt, the Cash LTI Award previously granted to Mr. Beers on August 15, 2022, shall become vested and payable in accordance with its terms on the Retirement Date.
At the time of the payment to Mr. Beers of his Cash LTI Awards, the Company will provide him with calculations that show how the amount of the Cash LTI Awards was derived.
For purposes of the 2023 and 2024 Cash LTI Awards, Mr. Beers shall be deemed to have given the Company notice of his intent to resign and terminate his employment with the Company and its affiliates pursuant to a Qualifying Termination effective as of July 1, 2024, and Mr. Beers shall be deemed have remained in employment through June 30, 2025 by virtue of his continued service in the role of Senior Adviser (as described below) through such date, and accordingly, subject to his continued employment through the Retirement Date and his provision of the Consulting Services (as defined below), Mr. Beers shall be deemed to have satisfied the notice requirement under prong (i) of the definition of “Qualifying Retirement” under each of the Aircastle Advisor LLC Executive Cash LTI Awards dated May 1, 2023 and April 17, 2024, respectively, between the Company and Mr. Beers (collectively, the “2023 and 2024 Cash LTI Award Agreements”).
General Release:     Payment of the 2024 Annual Bonus and Mr. Beers’
eligibility for continued vesting of the 2023 and 2024 Cash LTI Awards, in each case as set forth above, are subject to the timely execution, delivery and non-revocation by
Mr. Beers of the general release of claims in substantially the form attached as Exhibit A hereto (the “General Release”). Mr. Beers acknowledges and agrees that the foregoing payments and benefits are adequate and satisfactory consideration for the General Release.
Mr. Beers shall be given at least twenty-one (21) days following the Retirement Date to consider the terms of the General Release (although he may sign it sooner, but not sooner than the Retirement Date), and Mr. Beers shall have seven (7) days following signature to revoke such release.

Mr. Beers shall not receive payment of the 2024 Annual Bonus, and shall not be eligible for continued vesting of the 2023 and 2024 Cash LTI Awards, if the General Release does not become effective in accordance with its terms (including the expiration, without revocation, of the applicable 7-day revocation period) on or before April 30, 2025; provided that in the event of Mr. Beers’ death or Disability prior to April 30, 2025 and prior to his execution of the General Release, his personal representative, executor or executrix, as applicable, shall have until August 31, 2025 to execute (and not revoke) the General Release. For clarity, in the event of Mr. Beers’ death or Disability prior to April 30, 2025 and prior to his execution of the General Release, the 2024 Annual Bonus will be paid out in any event no later than May 15, 2025, but will be subject to claw-back on an after-tax basis should the General Release not become effective in accordance with its terms as described in the preceding sentence (including the expiration, without revocation, of the applicable 7-day revocation period) on or before August 31, 2025.
Consulting Term:     During the period starting on March 1, 2025 and
continuing for a period of twelve (12) months thereafter (as may be terminated earlier by either party pursuant to this Agreement, the “Consulting Term”), Mr. Beers will be engaged as an independent consultant in the role of a Senior Advisor, providing advice to the Company with respect to ongoing Russian aircraft litigation and insurance settlements as may be reasonably requested by the Company from time to time (the “Consulting Services”).
Mr. Beers agrees to perform the Consulting Services conscientiously and to the best of his ability and in compliance with typical industry standards and practices. The Consulting Services shall not include providing legal advice or create any attorney/client relationship. As part of the Consulting Services, Mr. Beers may be requested to facilitate the rendition of legal advice or services to the Company under the advice or direction of the Company’s in-house counsel and outside attorneys. To the extent in connection with the Consulting Services Mr. Beers receives information that is subject to the attorney-client privilege and any other applicable privileges of the Company, Mr. Beers will maintain, and not waive, such privileges.

Notwithstanding the foregoing, if the litigation subject to the Consulting Services is settled or dismissed before the end of the Consulting Term, either the Company or Mr. Beers may terminate the Consulting Term by providing at least three (3) months advance written notice (email is sufficient) to the other party, provided that such notice may not be given prior to August 31, 2025.
Mr. Beers understands that, during the Consulting Term, Mr. Beers’ relationship with the Company will be that of an independent contractor and Mr. Beers will not be considered an employee of the Company for tax purposes or any other purposes. Mr. Beers will not be entitled to or eligible for any benefits or privileges given or extended by the Company to its employees. Mr. Beers will perform the Consulting Services described herein as generally requested by the Company, but Mr. Beers will determine, in his sole discretion, the manner and means by which such Consulting Services are performed, subject to the requirement that Mr. Beers will at all times comply with applicable law. Mr. Beers understands that during the Consulting Term, Mr. Beers will not be an agent of the Company or any of its affiliates, and that Mr. Beers will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind either the Company or any of its affiliates. Federal, state, and local income tax and payroll tax of any kind will not be withheld or paid by the Company on Mr. Beers’ behalf with respect to any compensation paid for the Consulting Services. Mr. Beers is solely responsible for paying income taxes on such amounts and, if applicable, self-employment taxes pursuant to applicable law and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee, and expense arising from his failure to do so.
Consulting Fees:     As payment for the Consulting Services rendered pursuant
to this Agreement, the Company will pay, and Mr. Beers will accept, a monthly consulting fee of [***] for up to
[***] of Consulting Services per month, and [***]
per hour for any extra services performed during any month in excess of [***] (the “Consulting Fee”). The payment of the Consulting Fee will be made monthly, in arrears, within fifteen (15) days after the end of each calendar month during the Consulting Term.
For any month during the Consulting Term in which the Consulting Services exceed [***] per month, Mr. Beers shall provide an invoice to the Company with reasonable detail of the Consulting Services performed, and the Company will provide payment of any amount due in excess of [***] promptly following receipt of such invoice absent a good faith dispute regarding such amount (in the event of such a dispute, any amount not in dispute will be paid promptly, and the parties will reasonably cooperate to resolve the disputed amount).
In addition, the Company will reimburse Mr. Beers for out- of-pocket expenses incurred by him in the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policies as generally in effect from time to time.
Binding Agreement:     Sections 6 through 12 of the Employment Agreement shall
remain in full force and effect in accordance with their post-employment terms and conditions following the Retirement Date. In addition, any information relating to the Company’s business, investments or third parties learned by Mr. Beers directly or indirectly in connection with his performance of the Consulting Services shall constitute Confidential Information for purposes of Section6(e) of the Employment Agreement. For all other purposes, the Employment Agreement shall terminate effective as of the Retirement Date.
For the avoidance of doubt, the 2023 and 2024 Cash LTI Award Agreements shall remain in full force and effect in accordance with their terms and conditions upon a “Qualifying Termination” following the Retirement Date.
Governing Law:     This Agreement shall be governed and controlled by and
in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. Venue for any action brought to enforce the terms of this agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut.
Section 409A:     The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended

(“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Mr. Beers shall not be considered to have terminated employment with the Company for purposes of any payments and benefits under this agreement which are subject to Section 409A until he has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this agreement shall be construed as a separate identified payment for purposes of Section 409A.

Announcement/Press Release:     The Company and Mr. Beers shall agree upon a press
release announcing his Retirement.
[signature page follows]

The parties hereto knowingly and voluntarily executed this Agreement as of the above date.
AIRCASTLE ADVISOR LLC

By: [***]

Title: [***]

CHRISTOPHER L. BEERS

/s/ Christopher L. Beers
__________________________________
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Exhibit A
GENERAL RELEASE OF CLAIMS
[***]

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